Exhibit 21	Subsidiaries of the Registrant

Name	State of Organization

Adult Store Buyer Magazine LLC	Georgia
Bobby's Novelty, Inc.	Texas
Broadstreets Cabaret, Inc.	Texas
Cabaret North, Inc.	Texas
Citation Land LLC	Texas
ED Publications, Inc.	Texas
HD Texas Management, LLC	Texas
Hotel Development Texas, Ltd.	Texas
Joint Ventures, Inc.	Texas
Miami Gardens Square One, Inc.	Florida
New Spiros, LLC	Texas
Peregrine Enterprises, Inc	New York
Playmates Gentlemen’s Club LLC	Texas
RCI Billing, Inc.	Texas
RCI Dating Services, Inc.	Texas
RCI Debit Services, Inc.	Texas
RCI Entertainment (Austin), Inc.	Texas
RCI Entertainment (Fort Worth), Inc.	Texas
RCI Entertainment (Las Vegas), Inc.	Nevada
RCI Entertainment (Media Holdings), Inc.	Texas
RCI Entertainment (Minnesota), Inc.	Minnesota
RCI Entertainment (New York), Inc.	New York
RCI Entertainment (North Carolina), Inc.	North Carolina
RCI Entertainment (North Fort Worth), Inc.	Texas
RCI Entertainment (Northwest Highway), Inc.	Texas
RCI Entertainment (Philadelphia), Inc.	Philadelphia
RCI Entertainment (San Antonio), Inc.	Texas
RCI Entertainment (Texas), Inc.	Texas
RCI Holdings, Inc.	Texas
RCI Internet Holding, Inc.	Texas
RCI Internet Services, Inc.	Texas
RCI Leasing LLC	Texas
Spiros Partners Ltd.	Texas
SRD Vending Company	Texas
Stellar Management, Inc.	Florida
Tantra Dance, Inc.	Texas
Tantra Parking, Inc.	Texas
Teeze International, Inc.	Delaware
Texas S&I, Inc.	Texas
TEZ Real Estate LP	Philadelphia
Top Shelf Entertainment LLC	North Carolina
Trumps Inc.	Texas
W.K.C., Inc.	Texas
XTC Cabaret, Inc.	Texas